Exhibit 99.1

Capitala Finance Corp. Announces Distributions

CHARLOTTE, N.C., April 1, 2019 -- Capitala Finance Corp. (the “Company”, “our”, or “Capitala”) (Nasdaq:CPTA) declared normal distributions for the second quarter of 2019.

Second Quarter 2019 Distributions

On April 1, 2019, the Company’s Board of Directors declared normal monthly distributions for the second quarter of 2019 as set forth below:

Record Date	Payment Date	Amount Per Share
4/22/19	4/29/19	$0.0833
5/23/19	5/30/19	$0.0833
6/20/19	6/27/19	$0.0833

The Company has adopted an opt-out distribution reinvestment plan (“DRIP”) that provides for reinvestment of distributions on behalf of its shareholders, unless a shareholder elects to receive cash. As a result, when the Company declares a cash distribution, shareholders who have not opted out of the DRIP will have their cash distributions automatically reinvested in additional shares of the Company’s common stock, rather than receiving cash.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in first and second lien loans, subordinated debt and, to a lesser extent, equity securities issued by lower middle market companies. The Company is managed by Capitala Investment Advisors, LLC. For more information on Capitala, or to automatically receive email notifications of Company financial information, press releases, stock alerts, or other corporate filings, please visit the Investor Relations section of our website.

About Capitala Group

Capitala Group is a $2.7 billion asset management firm that has been providing capital to lower middle market companies throughout North America for twenty years. Since our inception in 1998, Capitala has invested in over 150 companies and seeks to partner with strong management teams to create value and generate superior risk-adjusted returns for our individual and institutional investors.  For more information, visit our website at www.CapitalaGroup.com.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Capitala Finance Corp.

Stephen Arnall, Chief Financial Officer

704-376-5502

sarnall@capitalagroup.com

SOURCE: Capitala Finance Corp.